Exhibit 99.1

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (“Third Amendment”) is made as of the 28th day of February, 2008, between RAFANELLI and NAHAS, a California Limited Partnership, formally known as RAFANELLI and NAHAS, a California General Partnership (“Owner”), and MWI Veterinary Supply, an Idaho corporation (“Tenant”);

WITNESSETH

WHEREAS, the Owner and the Tenant did, under that date of June 20, 2003, enter into a Lease (“Original Lease”) relating to and covering Suite 100 in the Building known as 651 Stratford Drive, Meridian, ID 83642 containing approximately 26,374 square feet of Net Rentable Area (“Premises”);

WHEREAS, the Owner and the Tenant entered into a First Amendment to Office Lease (“First Amendment”), relating to and covering Suite 200 in the Building known as 651 Stratford Drive, Meridian, ID 83642 containing approximately 4,453 square feet of Net Rentable Area (“Premises”);

WHEREAS, the Owner and the Tenant entered into a Second Amendment to Office Lease (“Second Amendment”) relating to and covering Suite 225 in the Building known as 651 Stratford Drive, Meridian, ID 83642 containing approximately 3,546 square feet of Net Rentable Area (“Premises”);

WHEREAS, the Owner and the Tenant intend by this Third Amendment to amend the Original Lease to incorporate Storage Space on the First Floor in the Building known as 651 Stratford Drive, Meridian, ID 83642 containing approximately 237 square feet of Net Rentable Area (“Third Expansion Premises”) as a part of the “Premises” covered thereby, to herein set forth the terms and conditions agreed for the leasing by the Tenant from the Owner of the Third Expansion Premises.

NOW, THEREFORE, IN CONSIDERATION OF the mutual promises and agreements of the parties as provided herein, and for other good and valuable consideration, the Owner and the Tenant do hereby agree as follows:

1.             Recitals – Defined Terms.  The foregoing recitals are part of this Third Amendment, not mere recitals.  Unless expressly provided to the contrary in this Third Amendment, the capitalized terms in this Third Amendment shall have the same meaning as said terms are defined in the Original Lease.

2.             Lease.  The parties acknowledge that the Original Lease, as amended by the First and Second Amendments, is in full force and effect and covers the Premises described therein.  Except as expressly provided in this Third Amendment, the terms, conditions and covenants of the Original Lease, as amended by the First and Second Amendments, shall remain unmodified and in full force and effect.  As used hereafter “Lease” shall mean the Original Lease as amended by the First and Second Amendments, and this Third Amendment.

3.             Third Expansion Premises - Term.  The Third Expansion Premises shown on Amendment Exhibit C-1 includes 237 square feet of Rentable Area and is hereby leased by the Tenant from the Owner upon the terms and conditions set forth in the Original Lease, except as may be expressly provided to the contrary in this Third Amendment.  From and after the Third Expansion Premises Commencement Date (as hereinafter defined), the term “Premises” shall be deemed to include the Third Expansion Premises, subject to the terms and conditions of this Third Amendment.  With respect to the leasing of the Third Expansion Premises by the Tenant, the following terms and conditions shall apply:

3.1          Term.  The term of the Lease with respect to the Third Expansion Premises shall commence on March 1, 2008 (hereafter “Third Expansion Premises Commencement Date”) and shall continue for the remainder of the Initial Term of the Lease, which Initial Term is agreed to expire January 31, 2011.  The option to renew the Lease, as set forth in Exhibit H to the Original Lease, shall apply to all, but not less than all of the Premises, including the Third Expansion Premises.  The Basic Annual Rent, as set forth in Exhibit H of the Original Lease, shall be increased in accordance with the increased square footage leased by the Tenant under the First, Second and Third Amendments.

3.2          Rentable Area of Premises.  Effective on the Third Expansion Premises Commencement Date, Paragraph 4 of the Basic Lease Provisions of the Original Lease is hereby amended to 34,610 square feet of Net Rentable Area of Premises for all purposes of the Lease.

3.3          Annual Base Rent.  Commencing on the Third Expansion Premises Commencement Date until May 30, 2008, total Annual Base Rent for the Premises and the Third Expansion Premises shall be $264,408.00.  Thereafter, Annual Base Rent will increase as outlined below.  Accordingly, effective as of the Third Expansion Premises Commencement Date, the Annual Base Rent schedule set forth on Exhibit G to the Original Lease and amended in the First Amendment shall be deemed to be replaced by this Section 3.3. In addition to the Annual Base Rent for the Third Expansion Premises, commencing on the Third Expansion Premises Commencement Date, the Tenant shall pay to the Owner all other sums payable under the terms of the Lease with respect to the Third Expansion Premises.

DATES	BASIC ANNUAL RENT	MONTHLY INSTALLMENTS
6/1/08 – 11/30/09	$272,340.00	$22,695.00
12/1/09 – 11/30/10	$280,510.00	$23,376.00
12/1/10 – 1/31/11	$0.00	$0.00

3.4          Improvements to Third Expansion Premises.  Tenant accepts the Third Expansion Premises in its “as-is” condition and Owner is under no obligation to complete any improvements to the Third Expansion Premises.

3.5          Premises Percentage.  Effective on the Third Expansion Premises Commencement Date, the Premises Percentage as set forth in Paragraph 5 of the Basic Lease Provisions is hereby amended to be 78.119% for all purposes of the Lease.

4.             Brokerage Commissions.  The Owner and Tenant agree that no real estate broker was involved in this transaction and no fee or commission is due to any broker or agent in connection with the execution of this Third Amendment.

5.             Remaining Terms-Conflicts.  Except as expressly provided in this Third Amendment, the terms and conditions of the Original Lease shall remain unchanged and in full force and effect.  Any conflict between the terms and conditions of this Third Amendment and the terms and conditions of the Original Lease shall be controlled by this Third Amendment.

IN WITNESS WHEREOF the undersigned have hereunto executed this Third Amendment as of the day and year first above written.

OWNER:			TENANT:

RAFANELLI & NAHAS, L.P., a California Limited Partnership			MWI VETERINARY SUPPLY CO., an Idaho corporation

By:	Rafanelli & Nahas Management
Corporation, a California corporation,
its General Partner
			By:	/s/ James F. Cleary
James F. Cleary
	By:	/s/ Ronald C. Nahas	Dated:	November 21, 2008
Ronald C. Nahas Vice President
Dated:		November 24, 2008